Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

April 30, 2015

Talen Energy Corporation

835 W. Hamilton Street

Allentown, Pennsylvania 18101

Talen Energy Holdings, Inc.

835 W. Hamilton Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to Talen Energy Corporation, a Delaware corporation (“Talen Energy”) and Talen Energy Holdings, Inc., a Delaware corporation (“Holdings” and, together with Talen Energy, the “Companies”), in connection with the Registration Statement on Form S-1 (File Nos. 333-199888 and 333-199888-01) (the “Registration Statement”) filed by the Companies with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the registration of 83,525,000 shares of common stock of Holdings, par value $0.001 per share (the “Holdings Shares”), to be distributed to the shareowners of PPL Corporation, a Pennsylvania corporation (“PPL”), pursuant to the Transaction Agreement, dated as of June 9, 2014 (the “Transaction Agreement”), by and among PPL, Talen Energy, Holdings and certain other parties, each of which shall be converted immediately following such distribution and the subsequent merger of a wholly owned subsidiary of Talen Energy with and into Holdings (the “Merger”) into one share of common stock of Talen Energy, par value $0.001 per share (such shares, the “Talen Energy Shares”), in accordance with the terms of the Transaction Agreement and (ii) the registration of Talen Energy Shares.

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of Talen Energy (the “Talen Energy Amended Certificate”), the Transaction Agreement and a form of the Amended and Restated Certificate of Incorporation of Holdings (the “Holdings Amended Certificate”), each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Companies.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed (i) the filing of each of the Holdings Amended Certificate, the Talen Energy Amended Certificate and the Certificate of Merger in respect of the Merger with the Secretary of State of the State of Delaware and (ii) the consummation of the transactions contemplated by the Transaction Agreement in accordance with the terms thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Holdings Shares have been issued and distributed in accordance with the terms of the Transaction Agreement, the Holdings Shares will be validly issued, fully paid and nonassessable.

2. When the Talen Energy Shares have been issued and delivered in accordance with the terms of the Transaction Agreement, the Talen Energy Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP